#116181399 v2 EAGLE BANCORP, INC. 2021 EQUITY INCENTIVE PLAN RESTRICTED STOCK UNIT GRANT NOTICE AND AWARD AGREEMENT Eagle Bancorp, Inc., a Maryland corporation (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”) the number of restricted stock units set forth below (the “Restricted Stock Units”). The Restricted Stock Units described in this Restricted Stock Unit Grant Notice (the “Grant Notice”) are subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Grant Notice and the Agreement will have the meanings defined in the Plan. Participant: [_________] Grant Date: [_________] Total Number of Restricted Stock Units: [_________] Vesting Schedule: The Restricted Stock Units shall vest based on the satisfaction of: [ ] By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument. EAGLE BANCORP, INC. _____________________________ Name: Title: PARTICIPANT _____________________________ Name:

A-1 #116181399 v2 EXHIBIT A TO RESTRICTED STOCK UNIT GRANT NOTICE AWARD AGREEMENT 1. Award of Restricted Stock Units. Effective as of the Grant Date set forth in the Grant Notice, the Company has granted to Participant the number of Restricted Stock Units set forth in the Grant Notice, subject to the restrictions and on the terms and conditions set forth in the Grant Notice, the Plan and this Agreement. 2. Vesting of Restricted Stock Units. a. Vesting. The Restricted Stock Units shall become vested subject to the service and/or performance vesting conditions set forth in the Grant Notice. b. Service with Affiliates. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company). c. Effect of Termination of Service on the Restricted Stock Units. Unless otherwise provided in the Grant Notice, if Participant’s service ceases for any reason, the treatment of unvested Restricted Stock Units shall be determined in accordance with Section 9 of the Plan. d. No Dividend Equivalent Rights. Participant shall have no entitlement to dividend equivalent rights hereunder. 3. Settlement. To the extent that any Restricted Stock Units become vested in accordance with the service and/or performance vesting conditions set forth in the Grant Notice, the Company shall issue to Participant within 30 days following such vesting date, either by book-entry registration or issuance of a stock certificate or certificates, a number of Shares equal to the number of Restricted Stock Units granted hereunder that have vested as of such date. Any Shares issued to Participant hereunder shall be fully paid and non-assessable. 4. Non-Transferability of Restricted Stock Units. Except as may be permitted by the Committee in accordance with Section 14 of the Plan, Restricted Stock Units may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily, other than by will or by the laws of descent and distribution. 5. Tax Consequences. Participant understands that Participant is not eligible to file an election under Section 83(b) of the Code with respect to the grant of Restricted Stock Units hereunder. Participant acknowledges that the Company has not advised Participant regarding Participant’s tax liability in connection with the Restricted Stock Units. Participant acknowledges that Participant has reviewed with Participant’s own tax advisors the tax treatment of the Restricted Stock Units and is relying solely on those advisors in that regard. 6. Section 409A. The grant of Restricted Stock Units is intended to be either exempt from or compliant with Section 409A of the Code “Section 409A”) and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Restricted Stock Units. a. Notwithstanding anything herein to the contrary, the Company may terminate this arrangement at any time in a manner consistent with the requirements of Treas. Reg. § 1.409A- 3(j)(4)(ix)

A-2 #116181399 v2 b. If, as of the date of Participant’s “separation from service” from the Company (within the meaning of Section 409A), Participant is a “specified employee” (within the meaning of Section 409A), then to the extent necessary to avoid the imposition of taxes, interest and penalties under Section 409A, the issuance of Shares under Section 3 herein shall be delayed until the day following the six month anniversary of the separation from service. 7. No Continuation of Service. Neither the Plan nor this Agreement will confer upon Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge Participant at any time, for any reason. 8. The Plan. Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Option subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Grant Notice or this Agreement. 9. Company Policies. Participant agrees, in consideration for the grant of the Restricted Stock Units, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard. 10. Entire Agreement. The Grant Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof. 11. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without Participant’s consent, if the amendment does not materially impair Participant’s rights hereunder. 12. Governing Law. This Agreement will be construed in accordance with the laws and judicial decisions of the State of Maryland, without regard to the application of the principles of conflicts of laws. 13. Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation. 14. Electronic Delivery of Documents. Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Option and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to Participant a paper copy of any document also delivered to Participant electronically. The authorization described in this paragraph may be revoked by Participant at any time by written notice to the Company.